FOR IMMEDIATE RELEASE

Sequenom Contacts:
Carolyn Beaver                                              Rachel Kennedy
Senior Vice President and Chief Financial Officer                         Media Contact
Sequenom, Inc.                                        inVentiv Health PR Group
858-202-9028                                             858-449-9575
investorrelations@sequenom.com           rachel.kennedy@inventivhealth.com

Sequenom Announces Appointment of Dirk van den Boom as Interim President and CEO

SAN DIEGO, Calif. - September 21, 2015 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company committed to enabling healthier lives through the development of innovative products and services, announced today the appointment of Dirk van den Boom, Ph.D. to the position of interim President and Chief Executive Officer. Dr. van den Boom succeeds William J. Welch following his resignation from that role, and as a director, to pursue other interests. In addition, Dr. van den Boom will continue to serve as Sequenom’s Chief Scientific and Strategy Officer.

Prior to his appointment as Interim President and CEO, Dr. van den Boom served as Chief Scientific and Strategy Officer since June 2014, and before that as Executive Vice President, Research and Development and Chief Technology Officer beginning in December 2012. Dr. van den Boom joined Sequenom in 1998 at the Company’s Hamburg office, subsequently serving in various management roles of increasing responsibility.

“We are excited for Dirk to take on the role of interim President and Chief Executive Officer, and believe that he is well positioned to lead our key strategic initiatives to develop and commercialize innovative products and services at Sequenom,” said Kenneth F. Buechler, Ph.D., Chairman of the Board of Directors. “We are confident that he will successfully lead our efforts to capitalize on our company’s future growth opportunities and goals. We thank Bill for his efforts for the Company and wish him well in future endeavors.”

About Sequenom
Sequenom, Inc. (NASDAQ: SQNM) is committed to enabling healthier lives through the development of innovative products and services. The Company serves patients and physicians by providing early patient management information. To learn how Sequenom is interpreting the genome to improve your life, visit www.sequenom.com.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Sequenom’s filings with the Securities and Exchange Commission, including without limitation its most recent Annual Report on Form 10-K, its most recent Quarterly Reports on Form 10-Q, its most recently filed Current Reports on Form 8-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Sequenom undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

###